SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003,
Federated and related entities
(collectively, "Federated")
and various Federated funds
(Funds) have been named as
 defendants
in several class action lawsuits
now pending in the United States
District Court for the District
 of Maryland. The lawsuits were
 purportedly filed on
behalf of people who purchased,
 owned and/or redeemed shares
 of Federated-sponsored mutual
 funds during specified periods
 beginning November
1, 1998. The suits are generally
 similar in alleging that Federated
engaged in illegal and improper
trading practices including
 market timing and
late trading in concert with
certain institutional traders,
which allegedly caused financial
 injury to the mutual fund
shareholders. Federated without
admitting the validity of any
claim has reached a preliminary
 settlement with the Plaintiffs
 in these cases. Any settlement
would have to be
approved by the Court.
Federated entities have also been
named as defendants in several
 additional lawsuits that are now
pending in the United States
 District Court for
the Western District of Pennsylvania.
These lawsuits have been consolidated
 into a single action alleging
excessive advisory fees involving another
Federated Fund.
The Board of the Funds retained the
 law firm of Dickstein Shapiro LLP
 to represent the Funds in each of
 the lawsuits described in the
preceding two paragraphs. Federated
 and the Funds, and their respective
counsel, have been defending this
litigation, and none of the Funds
remains a defendant in any of the
 lawsuits (though, the other Fund
noted above could potentially
receive a recovery in the action
alleging
excessive advisory fees). Additional
 lawsuits based upon similar
allegations may be filed in
the future. The potential impact
 of these lawsuits, all
of which seek monetary damages,
 attorneys' fees and expenses,
and future potential similar suits
 is uncertain. Although we do not
 believe that
these lawsuits will have a material
 adverse effect on the Funds,
there can be no assurance that
these suits, ongoing adverse
publicity and/or
other developments resulting
from the allegations in these
matters will not result in
increased Fund redemptions,
reduced sales of Fund Shares or
other adverse consequences for the Funds.